SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NBT BANCORP INC.
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             (Exact name of registrant as specified in its charter)


          Delaware                   0-14703                     16-1268674
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(State of incorporation         Commission File No.           (I.R.S. Employer
   or organization)                                          Identification No.)


                 52 South Broad Street, Norwich, New York 13815
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              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                    each class is to be registered
         -------------------                    ------------------------------
                  None                                   Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

            Share Purchase Rights Pursuant to Stockholder Rights Plan
            ---------------------------------------------------------
                                (Title of Class)

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On November 15, 1994, the Board of Directors of the Registrant declared a dividend distribution of one Right for each outstanding share of Registrant's Common Stock to stockholders of record at the close of business on November 15, 1994. See the Registrant's Form 8-A, dated November 29, 1994, for a complete description of the Rights Agreement between the Registrant and American Stock Transfer Trust Company (the "Rights Agreement"), as Rights Agent (the "Rights Agent"). Since adoption of the Rights Agreement, new certificates for the Registrant's Common Stock issued after November 15, 1994, contained a notation incorporating the Rights Agreement by reference.

         At a special meeting of the Registrant's Board of Directors held on November 22, 1999, the Board adopted amendments to the Rights Agreement. These amendments were occasioned by a decision of the Delaware Supreme Court in a case not involving the Registrant that invalidated the delayed redemption provision in a stockholder rights plan. The Rights Agreement contains such a "continuing directors" feature that would be invalid under Delaware law in view of the Court's decision. Additionally, the Rights Agreement provides in a "permitted transaction" exception that only directors who are not officers of the Registrant and who are not representatives, nominees, affiliates, or associates of an Acquiring Person, as defined, may make a decision whether a transaction is a Permitted Transaction. This provision is of questionable validity in view of the Delaware court decision.

         Accordingly, the Registrant's Board of Directors has determined to adopt amendments to the Rights Agreement that will eliminate both the continuing directors and permitted transaction features of the Rights Agreement. The amendments were adopted by the Registrant and the Rights Agent on December 16, 1999.

ITEM 2.           EXHIBITS.

                  4.1 Rights Agreement, dated as of November 15, 1994, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Registrant's Form 8-A, dated November 25, 1994, File No. 0-14703).

                  4.2 Amendment to Rights Agreement, dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company (filed herewith).

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                              NBT BANCORP INC.


                                            By:  /s/ Michael J. Chewens
                                                  ---------------------
                                                     Michael J. Chewens
                                                 Executive Vice President and
                                                    Chief Financial Officer

Date:    December 21, 1999

                                                   EXHIBIT INDEX

                  4.2 Amendment to Rights Agreement, dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company (filed herewith).